Filed pursuant to Rule 424(b)(3)
Registration File No. 333-186111

REALTY FINANCE TRUST, INC.
SUPPLEMENT NO. 13, DATED DECEMBER 18, 2015,
TO THE PROSPECTUS, DATED APRIL 30, 2015

This prospectus supplement, or this Supplement No. 13, is part of the prospectus of Realty Finance Trust, Inc., or the Company, dated April 30, 2015, or the Prospectus, as supplemented by Supplement No. 8 dated November 2, 2015, Supplement No. 9 dated November 10, 2015, Supplement No. 10 dated November 16, 2015, Supplement No. 11 dated November 19, 2015 and Supplement No. 12, dated November 25, 2015. This Supplement No. 13 supplements, modifies or supersedes certain information contained in the Prospectus, Supplement No. 8, Supplement No. 9, Supplement No. 10, Supplement No. 11 and Supplement No. 12 and should be read in conjunction with the Prospectus, Supplement No. 8, Supplement No. 9, Supplement No. 10, Supplement No. 11 and Supplement No. 12. This Supplement No. 13 will be delivered with the Prospectus, Supplement No. 8, Supplement No. 9, Supplement No. 10, Supplement No. 11 and Supplement No. 12. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries. Terms used in this Supplement No. 13 and not otherwise defined herein have the same meanings as set forth in the Prospectus and any supplements thereto.

The purpose of this Supplement No. 13 is to update disclosure regarding the frequency of our per share NAV calculation.

Frequency of Our Per Share NAV Calculation

The following disclosure updates and should be read in conjunction with all disclosure throughout the Prospectus regarding the frequency of our per share NAV calculation.

On December 15, 2015, our board of directors, upon recommendations of our advisor, unanimously determined to change the frequency with which we calculate our estimated per share NAV. Prior to this determination, calculations of our per share NAV were to be made quarterly and disclosed in our quarterly or annual reports, as applicable. Pursuant to the board’s determination, calculations of our per share NAV will occur periodically, at the discretion of the board, provided that such calculations will be made at least annually. Following its calculation, our per share NAV promptly will be disclosed in a periodic report. The most recent calculation of our per share NAV approved by the board occurred on November 4, 2015 based on our NAV as of September 30, 2015. The board’s determination to eliminate the requirement that we calculate our estimated per share NAV on a quarterly basis was made in part due to the suspension by the dealer manager of sales activities for our continuous public offering on November 18, 2015.